Exhibit 10.3

                              PARK CITY GROUP, INC.
                             2005 STOCK FOR PAY PLAN

         1. Purpose of Plan. The purpose of the Park City Group, Inc., 2005 Stock for Pay Plan (the "Plan") is to advance the interests of Park City Group, Inc. (the "Company") and its stockholders by enabling the Company to attract and retain persons of ability to perform services for the Company and its Subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives. In addition, the plan will allow the Company to reduce cash expenditures for compensation and reimbursement of Company expenses paid by employees.

         2. Definitions. The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

         2.1. "Board" means the Board of Directors of the Company.

         2.2. "Committee" means the group of individuals administering the Plan, as provided in Section 3 of the Plan.

         2.3. "Common Stock" means the common stock of the Company; par value $.001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

         2.4. "Eligible Recipients" means all employees of the Company.

         2.5. "Participant" means an Eligible Recipient who desires to participate in the Plan.

         3. Plan Administration. The Plan shall be administered by the Board. Except as otherwise specifically provided herein, no person, other than members of the Committee, shall have any discretion as to decisions regarding the Plan. In administering the Plan, the Committee may adopt rules and regulations for carrying out the Plan. The interpretations and decisions made by the Committee with regard to any question arising under the Plan shall be final and conclusive on all persons participating or eligible to participate in the Plan.

         4. Shares Available for Issuance. The maximum number of shares of Common Stock that will be available for issuance under the Plan will be 13,100,000 shares.

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

         5. Participation. Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of economic objectives of the Company.

         6. Purchase Price. The per share price to be paid by a Participant will be determined by the Committee in its discretion.

         7. Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans of programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

         8. Plan Amendment. Modification and Termination. The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time to conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company.

         9. Effective Date and Duration of the Plan. The Plan is effective as of May 23, 2005, the date it was adopted by the Board. The Plan will terminate at midnight on December 31, 2005, and may be terminated prior to such time to by Board action.

         10. Miscellaneous.

         10.1. Governing Law. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Utah.

         10.2. Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

Adopted by the Board of Director on May 23, 2005

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                                   ATTACHMENT
                      Park City Group Stock for Pay Program


Overview:

Park City Group would like to offer the opportunity for our employees to receive S8 stock for compensation. We have set the minimum level of participation at 10% of pay, with an option to extend the participation up to 25% of pay. As a benefit for the employees participating in the plan, the Company will match the amount of compensation that the employee agrees to take in the form of stock with the same number of shares. This offer is being made to approximately 32 to 40 people.


Details:

Each of the employees will commit a minimum of 10% and up to a maximum of 25% of their Gross pay that will be paid in S8 Stock. Pay Periods occur on the 15th and last day of the month and the stock issue will be made for the month on the 15th of the following month. The company will issue its matching stock at the same time. Park City Group will include the stock payment into the gross wages and calculate and withhold and pay the taxes.

Below is a table with the estimated monthly payouts

---------- ------------------- -------------- ------------ ----------------- -----------------
                                 Estimated     Shares for
             Payroll Amount     Share Price      Payroll        Bonus Shares   Total Shares
---------- ------------------- -------------- ------------ ----------------- -----------------
March       $     23,500.00     $     0.040     587,500            587,500      1,175,000
---------- ------------------- -------------- ------------ -------------------- -----------------
April       $     23,500.00     $     0.045     522,222            522,222      1,044,444
---------- ------------------- -------------- ------------ -------------------- -----------------
May         $     23,500.00     $     0.045     522,222            522,222      1,044,444
---------- ------------------- -------------- ------------ -------------------- -----------------
June        $     25,000.00     $     0.045     555,556            555,556      1,111,111
---------- ------------------- -------------- ------------ -------------------- -----------------
July        $     30,000.00     $     0.045     666,667            666,667      1,333,333
---------- ------------------- -------------- ------------ -------------------- -----------------
August      $     30,000.00     $     0.045     666,667            666,667      1,333,333
---------- ------------------- -------------- ------------ -------------------- -----------------
Sept        $     30,000.00     $     0.045     666,667            666,667      1,333,333
---------- ------------------- -------------- ------------ -------------------- -----------------
October     $     35,000.00     $     0.045     777,778            777,778      1,555,556
---------- ------------------- -------------- ------------ -------------------- -----------------
November    $     35,000.00     $     0.045     777,778            777,778      1,555,556
---------- ------------------- -------------- ------------ -------------------- -----------------
December    $     35,000.00     $     0.045     777,778            777,778      1,555,556
---------- ------------------- -------------- ------------ -------------------- -----------------
            $    290,500.00                   6,520,833          6,520,833     13,041,667
---------- ------------------- -------------- ------------ -------------------- -----------------

This would indicate that we would need to allocate 13 million shares of S8

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